Exhibit 99.k6

Privileged & Confidential

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“Agreement”) is effective as of the [●] day of [●], 2023 (“Effective Date”) between [Warburg Pincus Entity] (the “Licensor”) and iDirect Private Markets Fund (formerly known as iCapital KKR Private Markets Fund), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (together with its parallel, alternative investment and special purpose vehicles and all related and companion investment vehicles and funds thereof, the “Fund” or “Licensee”, and together with Licensor, the “Parties”, and each a “Party”).

WHEREAS, Licensor is the sole owner of the service mark, corporate and trade name “Warburg Pincus” (the “Mark”) and the videos, images and other content from Licensor’s website and marketing materials (the “WP Materials”); and

WHEREAS, in connection with the participation by one or more affiliates of the Licensor in the Direct Access Program (as defined in the Second Amended and Restated Limited Liability Company Agreement of the Adviser, as amended, the “Adviser LLCA”), Licensee desires to use the Mark and certain WP Materials solely with respect to the organization, offering and operation of the Fund (the “Fund Business”) and Licensor is willing to permit Licensee to use the Mark and certain WP Materials solely with respect to the Fund Business, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I

GRANT OF RIGHTS

Section 1.1             Subject to the terms and conditions herein, Licensor hereby grants to Licensee a paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable, revocable and terminable license for Licensee to use the Mark (the “WP Mark License”) during the Term (as defined below) of this Agreement solely (i) in connection with the Fund Business, (ii) in any jurisdiction in which Licensee is conducting any Fund Business (to the extent that Licensor owns the Mark in such jurisdictions) and (iii) as a service mark and corporate name, but not as a domain name or social, mobile or similar media identifier, page or venue. The WP Mark License in this Section 1.1 does not include the right for Licensee to use any trademark of Licensor other than the Mark solely as set forth herein.

Section 1.2             Subject to the terms and conditions herein, Licensor hereby grants to Licensee a paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable, revocable and terminable license for Licensee to use, copy, distribute and display the WP Materials (the “WP Materials License” and, together with the WP Mark License, the “Licenses”), in each case, solely as may be agreed upon between the Parties from time to time and solely in connection with the Fund Business; provided, however, that to ensure business continuity, any use of the Mark or the WP Materials by or on behalf of the Fund as of the date hereof that was expressly authorized for such use by the Licensor shall be deemed to have been agreed upon between the Parties. The WP Materials License does not include the right for Licensee to modify or create derivative works of the WP Materials.

Section 1.3             All rights not expressly granted to Licensee in this Article I are reserved to Licensor.

Article II

OWNERSHIP

Licensee agrees that, as between the Parties, Licensor is the sole and exclusive owner of the Mark, the WP Materials and any goodwill in connection therewith. Licensee has no right to apply to register for trademark protection, copyright, trade dress or other intellectual property protection of the Mark or any WP Materials, or enforce any rights therein (subject to Article V herein) against third parties, in each case, without the prior written consent of Licensor. Licensee agrees not to directly or indirectly challenge or contest the validity of, or Licensor’s rights in the Mark, the WP Materials and, in each case, the associated goodwill, including, without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit (each, an “Action”) regarding enforcement of this Agreement or involving any third party. The Parties agree that any and all goodwill in the Mark and/or the WP Materials arising from Licensee’s use of the Licenses shall inure solely to the benefit of Licensor. Notwithstanding the foregoing, in the event that Licensee is deemed to own any rights in the Mark or the WP Materials, Licensee hereby assigns such rights to Licensor together with all goodwill associated therewith.

Article III

LICENSEE’S OBLIGATIONS

Section 3.1             In order to preserve the inherent value of the Mark, Licensee agrees to use reasonable efforts to maintain and preserve the quality of the Mark, and use the Mark and the WP Materials in good faith and in a dignified manner, at all times consistent with Licensor’s high standards of and reputation for quality, and in accordance with any trademark usage guidelines as may be provided by Licensor to Licensee from time to time and in any event in accordance with good trademark practice. Licensee shall not take any action that could reasonably be expected to be detrimental to the Mark or its associated goodwill. Licensee agrees to affix all such trademark notices as may be requested by Licensor or required under applicable laws.

Section 3.2             Licensee shall submit in advance to Licensor a sample of each item of advertising and promotional material bearing the Mark and displaying any planned use of the WP Materials, and, in each case, a sample of each proposed material update or revision to any such use or item. Licensor shall have five (5) business days from the relevant submission date to approve or reject in writing such use in its sole discretion; provided that Licensor may attach any conditions to the approval of any such submission in its discretion. Any failure by Licensor to respond to any such submission shall be deemed rejection thereof. Licensor, upon notice to Licensee, may revoke its approval of any such use at any time in its discretion, in which case Licensee shall cease all use on the internet and social media within five (5) business days of receipt of notice of such revocation. Notwithstanding the foregoing, Licensee shall be permitted to, on its own behalf and on behalf of the Fund, (i) use, produce and/or deliver any materials and (ii) make any and all filings with the Securities and Exchange Commission or other regulatory agencies and/or self-regulatory organizations, in each case, as may be required by applicable law or rules or as may be requested by the applicable regulator or self-regulatory organization.

Section 3.3             Licensee shall, at its sole expense, comply at all times with all applicable laws, regulations, exchange and other rules and reputable industry practice pertaining to the Fund Business.

Article IV

TERMINATION

Section 4.1             The term of this Agreement (the “Term”) commences on the Effective Date and continues in perpetuity, unless termination occurs pursuant to the other provisions of this Article IV. Notwithstanding the foregoing, from and after the date that is one (1) year after the Effective Date, Licensor has the right to terminate this Agreement by providing Licensee one (1) year prior written notice (“Termination Notice”), and then this Agreement shall terminate on the first anniversary of the delivery of such Termination Notice.

Section 4.2             Licensor may terminate this Agreement if Licensee materially breaches one or more of its obligations hereunder, effective upon the date Licensor provides written notice to Licensee if such breach is curable and Licensee does not cure such breach within 20 days written notice (or later upon a mutually-agreed extension between the Parties).

Section 4.3             Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if: (i) Licensee purports to breach Article VII or Licensee materially changes the investment objectives of the Fund, (ii) Licensee makes an assignment for the benefit of creditors; (iii) Licensee admits in writing its inability to pay debts as they mature; (iv) a trustee or receiver is appointed for a substantial part of Licensee’s assets or (v) to the extent termination is enforceable under local law, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy.

Section 4.4             This Agreement shall automatically terminate if (i) none of the Licensor or its affiliates (collectively, “Warburg Pincus”) is a member of iCapital Registered Fund Adviser, LLC (the “Adviser”) in connection with the Direct Access Program (as defined in Adviser LLCA), (ii) Warburg Pincus otherwise ceases to participate in the Direct Access Program or (iii) an iCapital Sale results in a sale to an Investor Member Competitor (each as defined in the Adviser LLCA).

Section 4.5             If an event described in Section 4.3 occurs, Licensor shall have the right, in addition to its other rights and remedies, to suspend use of the Licenses while Licensee attempts to remedy the situation. Notwithstanding the foregoing, Licensee shall be permitted to (i) use, produce and/or deliver any materials and (ii) make any and all filings with the Securities and Exchange Commission or other regulatory agencies and/or self-regulatory organizations, in each case, solely to the extent as may be required by applicable law or rules or as may be requested by the applicable regulator or self-regulatory organization.

Section 4.6             Upon termination of this Agreement for any reason, (i) Licensee shall immediately cease all use of the Mark and the WP Materials (including within five (5) business days for all Internet and social media uses within the Licensee’s control); (ii) the Parties shall cooperate so as to best preserve the value of the Mark and the WP Materials; and (iii) Article II (Ownership), this Section 4.6, and Sections 6.2 through 6.6 and Article VIII (Miscellaneous) shall survive any such event.

Article V

INFRINGEMENT

Licensee shall notify Licensor promptly after it becomes aware of any actual, potential or threatened infringement, copying, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation (“Infringement”) of the Mark or the WP Materials. Licensor shall have the sole right to bring any Action to remedy the foregoing, but may request that Licensee bring any Action or undertake any act in connection therewith that Licensor deems in its sole business judgment to be necessary or desirable, and Licensee shall cooperate with Licensor in same, at Licensor’s expense.

Article VI

REPRESENTATIONS AND WARRANTIES

Section 6.1             Each Party represents and warrants to the other Party that (i) this Agreement is a legal, valid and binding obligation of the warranting Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); (ii) the warranting Party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and (iii) the warranting Party has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

Section 6.2             EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT AND THE LICENSES, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WITH RESPECT TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, VALUE, RELIABILITY OR FITNESS FOR USE. LICENSEE’S USE OF THE FOREGOING IS ON AN “AS IS” BASIS AND IS AT ITS OWN RISK.

Section 6.3             Licensee will defend at its expense, indemnify and hold harmless Licensor and its affiliates and their respective Related Parties from any Losses arising out of or relating to any third-party Action against any of them that arises out of or relates to (i) any breach by Licensee of this Agreement or its warranties, representations, covenants and undertakings hereunder; (ii) the Fund Business; or (iii) any claim that Licensee’s use of the Mark or the WP Materials infringes the rights of a third party anywhere in the world.

Section 6.4             Licensor will promptly notify the Licensee in writing of any indemnifiable claim and promptly tender its defense to Licensee, whereupon Licensor shall be entitled to control the defense and settlement of such claim. Any delay in such notice will not relieve Licensor from its obligations to the extent it is not prejudiced thereby. Licensor will cooperate with Licensee at Licensee’s expense. Licensor agrees to not settle any indemnified claim in a manner that adversely affects Licensee without its consent (which shall not be unreasonably withheld or delayed). Licensor may participate in its defense with counsel of its own choice at its own expense.

Section 6.5             EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS OR GOODWILL, BUSINESS INTERRUPTION AND THE LIKE) RELATING TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article VII

ASSIGNMENTS

Licensee may not assign, transfer, sublicense, pledge, mortgage or otherwise encumber this Agreement or its rights with respect to the Licenses, in whole or in part, without the prior written consent of Licensor in its sole discretion. For the avoidance of doubt, a merger, change of control, reorganization or sale of all or substantially all of the stock or assets of Licensee shall be deemed an “assignment” requiring such consent, regardless of whether Licensee is the surviving entity or such transaction constitutes an “assignment” under applicable law. Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect.

Article VIII

MISCELLANEOUS

Section 8.1             All notices hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or nationally recognized overnight courier service or facsimile with delivery confirmed to the following addresses (or at such other addresses as shall be specified by like notice) and will be deemed given on the date received:

if to Licensor:

[Warburg Pincus Entity]
450 Lexington Avenue
New York, NY 10017

Attention: General Counsel
Email: notices@warburgpincus.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York, 10022

Attn: Robert Blaustein, P.C.

Email: rblaustein@kirkland.com

or at such other address as any Party may designate by written notice to the other Parties.

if to Licensee:

iDirect Private Markets Fund
c/o Institutional Capital Network, Inc.

60 East 42nd Street
26th Floor
New York, NY 10165
Attention: General Counsel
Email: sjacobs@icapitalnetwork.com

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Michael G. Doherty and Scott A. Abramowitz

E-mail: Michael.Doherty@ropesgray.com; Scott.Abramowitz@ropesgray.com

Section 8.2             Further Assurances. Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other Party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

Section 8.3             Entire Agreement/Waiver/Amendments. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to such subject matter. This Agreement, including this Section 8.3, may not be modified or amended except by a writing signed by each of the Parties. All rights and remedies which a Party may have hereunder or by operation of law are cumulative. The failure of a Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.4             Severability. The unenforceability of any one provision of this Agreement shall not limit the enforceability of any other provision hereof. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction and to any extent, it shall not invalidate or render unenforceable any other terms or provisions of this Agreement. In such event, the Parties shall negotiate in good faith a substitute provision that has an effect as comparable as possible on the Parties’ respective positions.

Section 8.5             Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York. The Parties agree, for the purposes of any action arising out of or related to this Agreement, to commence any such action solely in the state or federal courts located in the State of New York, Borough of Manhattan.

Section 8.6             Construction. Section headings herein are for the convenience of reference only and do not affect the interpretation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties.

Section 8.7             Separate Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Facsimile or Portable Document Format signatures count as originals to bind the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first above written.

LICENSOR:

[WARBURG PINCUS ENTITY]

By:
Name:
Title:

Signature Page to Trademark License Agreement

LICENSEE:

IDIRECT PRIVATE MARKETS FUND

By:
Name:
Title:

Signature Page to Trademark License Agreement